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August 15, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated August 15, 2003, of OMNI Energy Services Corp. and are in agreement with the statements contained in the second and fourth paragraphs of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                         /s/ ERNST & YOUNG LLP